                                                                    EXHIBIT 2.11

                                                                  EXECUTION COPY



                               DATED     5 MAY 2000
                                     -------------------

                         (1)   LOH WAI YEW
                         (2)   NGAN SUK FUN, MARIANA

                                   AS VENDORS

                                       AND

                         (3)   ASIA ONLINE INTERNATIONAL INC.

                                  AS PURCHASER




                          ----------------------------

                                AGREEMENT FOR THE
                                SALE AND PURCHASE
                                  OF SHARES IN
                         METRO-LINK SERVICES CO. LIMITED
                                       AND
                           HOPE LIGHT TRADING LIMITED

                          -----------------------------




                                BAKER & MCKENZIE
                           14TH FLOOR HUTCHISON HOUSE
                                   HONG KONG

                           TELEPHONE: (852) 2846-1888
                              FAX: (852) 2845-0476

                                    CONTENTS

Number                                          Clause Headings                                           Page
------                                          ---------------                                           ----
1.       Definitions and Interpretation......................................................................1
2.       Sale of Sale Shares.................................................................................8
3.       Consideration.......................................................................................8
4.       Conditions.........................................................................................10
5.       Completion.........................................................................................11
6.       Completion Accounts................................................................................16
7.       Adjustment of Consideration and Payment of Retained Consideration..................................18
8.       Post-Completion Obligations........................................................................19
9.       Warranties.........................................................................................22
10.      Restriction on Announcements.......................................................................24
11.      Confidentiality of Information Received by the Vendors.............................................24
12.      Costs..............................................................................................24
13.      General............................................................................................25
14.      Notices............................................................................................26
15.      Governing Law and Submission to Jurisdiction.......................................................26

Schedules

SCHEDULE 1            The Vendors...........................................................................27
SCHEDULE 2            Details of Metro-Link.................................................................*
SCHEDULE 3            Details of Hope Light.................................................................*
SCHEDULE 4            The Hope Light Properties and the Metro-Link Properties...............................*
SCHEDULE 5            Metro-Link Deed of Indemnity..........................................................*
SCHEDULE 6            Hope Light Deed of Indemnity..........................................................*
SCHEDULE 7            Warranties............................................................................*
SCHEDULE 8            Resignation Letter....................................................................*
SCHEDULE 9            Software..............................................................................*

Execution...................................................................................................67

* Schedule omitted -- will be provided supplementally to the Commission upon request.

DATE:     5 MAY 2000


PARTIES:

(1) The persons whose names are set out in Column 1 of Schedule 1 (the "VENDORS"); and

(2) ASIA ONLINE INTERNATIONAL INC., a company incorporated in the British Virgin Islands whose registered office is at First Floor, Columbus Centre Building, Road Town, Tortola, British Virgin Islands (the "PURCHASER").



RECITALS:

(A) The Vendors are the registered holders and beneficial owners of all of the issued shares in the capital of Metro-Link Services Co. Limited ("METRO-LINK"). Particulars of Metro-Link are set out in Schedule 2.

(B) The Vendors are the registered holders and beneficial owners of all of the issued shares in the capital of Hope Light Trading Limited ("HOPE LIGHT"). Particulars of Hope Light are set out in Schedule 3.

(C) The Vendors wish to sell and the Purchaser wishes to purchase all Metro-Link shares and all Hope Light shares on the terms and conditions set out in this Agreement.


TERMS AGREED:

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement where the context so admits the following words and expressions shall have the following meanings:

        "ACCOUNTING DATE"                 31 December 1999;

        "ASIA ONLINE SHARES"              shall mean the Series C Common Stock
                                          of Asia Online, Ltd.;

        "AUDITORS"                        Cheung & Siu, Certified Public
                                          Accountants, Suite 1104A, Tower I,
                                          Admiralty Centre, 18 Harcourt Road,
                                          Hong Kong;

        "BUSINESS DAY"                    a day (excluding Saturdays) on which
                                          banks are generally open for business
                                          in Hong Kong;

        "COMPANY"                         any company or body corporate wherever
                                          incorporated;

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        "COMPANIES"                       Metro-Link and Hope Light and
                                          "Company" means either Metro-Link or
                                          Hope Light;

        "COMPANIES ORDINANCE"             the Companies Ordinance (Chapter 32 of
                                          the Laws of Hong Kong);

        "COMPLETION"                      completion of the sale and purchase of
                                          the Sale Shares as specified in Clause
                                          5;

        "COMPLETION DATE"                 the date hereof (or such later date as
                                          the Parties may agree in writing);

        "CONDITIONS"                      the conditions specified in Clause
                                          4.1;

        "DISCLOSURE LETTER"               the letter of today's date from the
                                          Vendors to the Purchaser in the
                                          approved terms;

        "EMPLOYMENT AGREEMENT             an employment agreement in the
                                          approved terms between Loh Wai Yew and
                                          Asia Online Ltd.;

        "HK$"                             Hong Kong dollars;

        "HONG KONG"                       the Hong Kong Special Administrative
                                          Region of the People's Republic of
                                          China;

        "HOPE LIGHT ACCOUNTS"             the audited financial statements of
                                          Hope Light for the accounting period
                                          which ended on the Accounting Date
                                          (each such financial statement
                                          comprising a balance sheet, profit and
                                          loss account, notes and directors' and
                                          auditors' report) and the profit and
                                          loss account and balance sheet of Hope
                                          Light as at and for the period ending
                                          on the Accounting Date copies of which
                                          are annexed to the Disclosure Letter;

        "HOPE LIGHT BOARD"                the board of directors of Hope Light
                                          for the time being;

        "HOPE LIGHT COMPLETION
        ACCOUNTS"                         the audited balance sheet of Hope
                                          Light made up as at the close of
                                          business on the Completion Date and
                                          the audited profit and loss account of
                                          Hope Light for the period from the
                                          Accounting Date to the Completion
                                          Date, to be prepared and agreed or
                                          determined in accordance with the
                                          provisions of Clause 6;

        "HOPE LIGHT CONSIDERATION"        the total consideration for the Hope
                                          Light

                                          Sale Shares being HK$5,000,000 but
                                          subject to adjustment (if any) under
                                          Clause 7.1;

        "HOPE LIGHT CURRENT PROPERTIES"   all land and premises currently used
                                          by Hope Light or under the present
                                          ownership, occupation or control of
                                          Hope Light and shall include the Hope
                                          Light Properties;

        "HOPE LIGHT DEED OF INDEMNITY"    the Deed in the form set out in
                                          Schedule 6;

        "HOPE LIGHT DIRECTORS"            the persons listed as directors of
                                          Hope Light in Schedule 3;

        "HOPE LIGHT FORMER PROPERTIES"    all land and premises previously used
                                          by Hope Light or previously owned,
                                          occupied or controlled by Hope Light
                                          and shall exclude the Hope Light
                                          Current Properties;

        "HOPE LIGHT INITIAL
        CONSIDERATION"                    the amount of HK$2,220,000;

        "HOPE LIGHT LEASED PROPERTIES"    the properties short particulars of
                                          which are set out in Part 2 of Item B
                                          of Schedule 4;

        "HOPE LIGHT LEASES"               all the leases, sub-leases, tenancy
                                          agreements, sub-tenancy agreements,
                                          licences or other documents (including
                                          any options for extension relating
                                          thereto) granted or agreed to be
                                          granted to Hope Light or pursuant to
                                          which Hope Light holds or occupies any
                                          property, details of which are set out
                                          in Part 2 of Item A of Schedule 4;

        "HOPE LIGHT MANAGEMENT ACCOUNTS"  the unaudited balance sheet of Hope
                                          Light as at 31 March 2000 and the
                                          unaudited profit and loss account of
                                          Hope Light for the period commencing
                                          from the day immediately following the
                                          Accounting Date and ending on 31 March
                                          2000 copies of which are annexed to
                                          the Disclosure Letter;

        "HOPE LIGHT NET ASSETS"           the net tangible assets of Hope Light
                                          at Completion as shown by the Hope
                                          Light Completion Accounts;

        "HOPE LIGHT OWNED PROPERTIES"     the properties, short particulars of
                                          which are set out in Part 1 of Item B
                                          of Schedule 4;

        "HOPE LIGHT PROPERTIES"           the Hope Light Owned Properties and
                                          the Hope Light Leased Properties;

        "HOPE LIGHT RETAINED
        CONSIDERATION"                    the amount of HK$80,000;

        "HOPE LIGHT SALE SHARES"          the 2 ordinary shares of HK$1.00 each
                                          in the issued share capital of Hope
                                          Light to be bought and sold pursuant
                                          to Clause 2;

        "HOPE LIGHT SHARE CONSIDERATION"  the amount of HK$2,700,000, payable by means of 39,158 Asia Online Shares;

        "INTELLECTUAL PROPERTY"           Includes patents, knowhow, trade
                                          secrets and other confidential
                                          information, registered designs,
                                          copyrights, Internet domain names of
                                          any level, design rights, rights in
                                          circuit layouts, trade marks, service
                                          marks, business names, registrations
                                          of, applications to register and
                                          rights to apply for registration of
                                          any of the aforesaid items, rights in
                                          the nature of any of the aforesaid
                                          items in any country, rights in the
                                          nature of unfair competition rights
                                          and rights to sue for passing off;

        "METRO-LINK ACCOUNTS"             the audited financial statements of
                                          Metro-Link for the accounting period
                                          which ended on the Accounting Date
                                          (each such financial statement
                                          comprising a balance sheet, profit and
                                          loss account, notes and directors' and
                                          auditors' report) and the profit and
                                          loss account and balance sheet of
                                          Metro-Link as at and for the period
                                          ending on the Accounting Date copies
                                          of which are annexed to the Disclosure
                                          Letter;

        "METRO-LINK BOARD"                the board of directors of Metro-Link
                                          for the time being;

        "METRO-LINK COMPLETION
        ACCOUNTS"                         the audited balance sheet of
                                          Metro-Link made up as at the close of
                                          business on the Completion Date and
                                          the audited profit and loss account of
                                          Metro-Link for the period from the
                                          Accounting Date to the Completion
                                          Date, to be prepared and agreed or
                                          determined in accordance with the
                                          provisions of Clause 6;

        "METRO-LINK CONSIDERATION"        the total consideration for the
                                          Metro-Link Sale Shares being
                                          HK$45,000,000 but subject to
                                          adjustment (if any) under Clause 7.1;

        "METRO-LINK CURRENT PROPERTIES"   all land and premises currently used
                                          by

                                          Metro-Link or under the present
                                          ownership, occupation or control of
                                          Metro-Link and shall include the
                                          Metro-Link Properties;

        "METRO-LINK DEED OF INDEMNITY"    the Deed in the form set out in
                                          Schedule 5;

        "METRO-LINK DIRECTORS"            the persons listed as directors of
                                          Metro-Link in Schedule 2;

        "METRO-LINK FORMER PROPERTIES"    all land and premises previously used
                                          by Metro-Link or previously owned,
                                          occupied or controlled by Metro-Link
                                          and shall exclude the Metro-Link
                                          Current Properties;

        "METRO-LINK INITIAL
        CONSIDERATION"                    the amount of HK$19,980,000;

        "METRO-LINK LEASED PROPERTIES"    the properties short particulars of
                                          which are set out in Part 2 of Item A
                                          of Schedule 4;

        "METRO-LINK LEASES"               all the leases, sub-leases, tenancy
                                          agreements, sub-tenancy agreements,
                                          licences or other documents (including
                                          any options for extension relating
                                          thereto) granted or agreed to be
                                          granted to Metro-Link or pursuant to
                                          which Metro-Link holds or occupies any
                                          property, details of which are set out
                                          in Part 2 of Item A of Schedule 4;

        "METRO-LINK MANAGEMENT
        ACCOUNTS"                         the unaudited balance sheet of
                                          Metro-Link as at 31 March 2000 and the
                                          unaudited profit and loss account of
                                          the Company for the period commencing
                                          from the day immediately following the
                                          Accounting Date and ending on 31 March
                                          2000 copies of which are annexed to
                                          the Disclosure Letter;

        "METRO-LINK NET ASSETS"           the net tangible assets of Metro-Link
                                          at Completion as shown by the
                                          Metro-Link Completion Accounts;

        "METRO-LINK OWNED PROPERTIES"     the properties, short particulars of
                                          which are set out in Part 1 of Item A
                                          of Schedule 4;

        "METRO-LINK PROPERTIES"           the Metro-Link Owned Properties and
                                          the Metro-Link Leased Properties;

        "METRO-LINK RETAINED
        CONSIDERATION"                    the amount of HK$720,000;

        "METRO-LINK SALE SHARES"          the 8,900,000 ordinary shares of
                                          HK$1.00
                                          each in the issued share capital of
                                          Metro-Link to be bought and sold
                                          pursuant to Clause 2;

        "METRO-LINK SHARE CONSIDERATION"  the amount of HK$24,300,000, payable by means of 352,419 Asia Online
                                          Shares;

        "OCCUPATIONAL RETIREMENT
        SCHEME" an occupational retirement scheme within the meaning given to that term in Section 2 of the Occupational Retirement Schemes Ordinance (Chapter 426 of the Laws of Hong Kong);

        "PARTIES"                         the named parties to this Agreement
                                          and their respective successors and
                                          assigns;

        "PURCHASER'S ACCOUNTANTS"         PricewaterhouseCoopers of 21st Floor,
                                          Prince's Building, Central, Hong Kong;

        "PURCHASER'S SOLICITORS"          Baker & McKenzie of 14th Floor
                                          Hutchison House, 10 Harcourt Road,
                                          Central, Hong Kong;

        "RETIREMENT SCHEME"               the Occupational Retirement Scheme
                                          established by deed of trust dated 12
                                          August 1999 and all rules and
                                          regulations made in connection
                                          therewith;

        "SALE SHARES"                     the Metro-Link Sale Shares and the
                                          Hope Light Sale Shares;

        "TAX" all forms of taxation, estate duties, deductions, withholdings, duties, imposts, levies, fees, charges, social security contributions and rates imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, federal or other body in Hong Kong or elsewhere and any interest, additional taxation, penalty, surcharge or fine in connection therewith;

        "VENDORS' SOLICITORS"             Elizabeth Mo & Associates of 3203A,
                                          Tower I, Lippo Centre, 89 Queensway,
                                          Hong Kong; and

        "WARRANTIES"                      the representations, warranties and
                                          undertakings contained or referred to
                                          in Clause 9 and Schedule 7.

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1.2      Save where the context otherwise requires words and phrases the definitions of which are contained or referred to in the Companies Ordinance shall be construed as having the meaning thereby attributed to them.

1.3 Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to Sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the Sections of the previous legislation from which the consolidating legislation has been prepared.

1.4 References in this Agreement to Clauses and Schedules are to clauses in and schedules to this Agreement (unless the context otherwise requires). The Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

1.5 Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6 The expression the "VENDORS" includes their successors and assigns and the expression the "PURCHASER" includes its successors and assigns.

1.7 References to "PERSONS" shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).

1.8 References to writing shall include any methods of producing or reproducing words in a legible and non-transitory form.

1.9 The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.10 All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

1.11 A document expressed to be "IN THE APPROVED TERMS" means a document the terms of which have been approved by or on behalf of the Parties and a copy of which has been signed for the purposes of identification by or on behalf of those Parties.

1.12     In construing this Agreement:

         1.12.1 the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and


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


         1.12.2 general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.       SALE OF SALE SHARES

A.       Sale of Metro-Link Sale Shares

2.1 Subject to the terms of this Agreement, each of the Vendors shall sell as beneficial owner (and shall cause each other so to sell) and the Purchaser shall purchase, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement, the number of Metro-Link Sale Shares set opposite his name in column 2 of Schedule 1.

2.2 Each of the Vendors hereby waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Metro-Link Sale Shares, whether under the articles of association of Metro-Link or otherwise.

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Metro-Link Sale Shares unless the purchase of all of the Metro-Link Sale Shares and all of the Hope Light Sale Shares are completed simultaneously.

B.       Sale of Hope Light Sale Shares

2.4 Subject to the terms of this Agreement, each of the Vendors shall sell as beneficial owner (and shall cause each other so to sell) and the Purchaser shall purchase, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement, the number of Hope Light Sale Shares set opposite his name in column 3 of Schedule 1.

2.5 Each of the Vendors hereby waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Hope Light Sale Shares, whether under the articles of association of Hope Light or otherwise.

2.6 The Purchaser shall not be obliged to complete the purchase of any of the Hope Light Sale Shares unless the purchase of all of the Hope Light Sale Shares and all of the Metro-Link Sale Shares are completed simultaneously.


3.       CONSIDERATION

A.       Metro-Link Consideration

3.1 The total consideration payable for the Metro-Link Sale Shares shall be HK$45,000,000 (Forty-Five Million Hong Kong Dollars) (subject to adjustment in accordance with Clause 7).

3.2 The Metro-Link Initial Consideration shall be payable on Completion to the Vendors in accordance with Clause 5.3.1 in the following amounts:

         Loh Wai Yew                HK$4,995,000
         Ngan Suk Fun, Mariana      HK$14,985,000

3.3 Prior to the earlier of either of (i) six months from the Completion Date or (ii) the date of the initial public offering of the shares of Asia Online Ltd. (including the Asia Online Shares) on the NASDAQ Stock Exchange, by way of satisfaction of the Metro-Link Share Consideration, the Purchaser shall deliver to the Vendors Asia Online Shares issued in the name of the Vendors in the following proportions:

         Loh Wai Yew                88,105 Asia Online Shares
         Ngan Suk Fun, Mariana      264,314 Asia Online Shares

         PROVIDED THAT the Vendors have fully paid to the Purchaser all actual payment liabilities and obligations which are outstanding on the date of issue of the Asia Online Shares, together with all accrued interest, arising from, in relation to or pursuant to this Agreement.

3.4 The Metro-Link Retained Consideration shall be payable in accordance with Clause 7.1.

B.       Hope Light Consideration

3.5 The total consideration payable for the Hope Light Sale Shares shall be HK$5,000,000 (Five Million Hong Kong Dollars) (subject to adjustment in accordance with Clause 7).

3.6 The Hope Light Initial Consideration shall be payable on Completion to the Vendors in accordance with Clause 5.5.1 in the following amounts:

         Loh Wai Yew                HK$1,110,000
         Ngan Suk Fun, Mariana      HK$1,110,000

3.7 Prior to the earlier of either of (i) six months from the Completion Date or (ii) the date of the initial public offering of the shares of Asia Online Ltd. (including the Asia Online Shares) on the NASDAQ Stock Exchange, by way of satisfaction of the Hope Light Share Consideration, the Purchaser shall deliver to the Vendors Asia Online Shares issued in the name of the Vendors in the following proportions:

         Loh Wai Yew                19,579 Asia Online Shares
         Ngan Suk Fun, Mariana      19,579 Asia Online Shares;

         PROVIDED THAT the Vendors have fully paid to the Purchaser all actual payment liabilities and obligations which are outstanding on the date of issue of the Asia Online Shares, together with all accrued interest, arising from, in relation to or pursuant to this Agreement.

3.8 The Hope Light Retained Consideration shall be payable in accordance with Clause 7.1.

C.       Total Retained Consideration

3.9 The Parties agree that the sum of the Metro-Link Retained Consideration and the Hope Light Retained Consideration shall be HK$800,000.


4.       CONDITIONS

4.1      The sale and purchase of the Sale Shares is conditional upon:

         4.1.1 the Purchaser notifying the Vendors' Solicitors in writing that it is satisfied in reliance on the Warranties and upon inspection and investigation as to :-

                  4.1.1.1 the financial, contractual, taxation and trading positions of the Companies;

                  4.1.1.2 the title of the Companies to their respective assets; and

                  4.1.1.3 the results of its searches and the replies to its enquiries in regard to the Metro-Link Properties and the Hope Light Properties;

         4.1.2 all necessary consents being granted by third parties (including governmental or official authorities) and no statute, regulation or decision which would prohibit, restrict or materially delay the sale and purchase of the Sale Shares or the operation of the Companies after Completion having been proposed, enacted or taken by any governmental or official authority;

         4.1.3 all necessary consents being granted by any landlord or other reversioner (if any) to the Metro-Link Leases and the Hope Light Leases where the sale and purchase of the Sale Shares would breach or be deemed to breach any such lease; and

         4.1.4    Loh Wai Yew duly executing the Employment Agreement.

4.2 The Purchaser may waive all or any of such conditions at any time by notice in writing to the Vendors' Solicitors.

4.3 The Vendors shall use their best endeavours to procure the fulfilment of the Conditions on or before the Completion Date.

4.4 In the event that any of the Conditions shall not have been fulfilled (or waived pursuant to Clause 4.2) prior to the Completion Date then the Purchaser shall not be bound to proceed with the purchase of the Sale Shares and this Agreement shall cease to be of any effect except Clauses 1, 10, 11, 12, 13.1 to 13.5, 14 and 15 which shall remain in force and save in respect of claims arising out of any antecedent breach of this Agreement.

4.5 In the event that the Purchaser shall give notice in writing of satisfaction of, or shall waive, the conditions contained in Clause 4.1.1, Clause 4.1.2, Clause 4.1.3 and Clause 4.1.4 such notice or waiver shall not imply that the Purchaser is not relying on the Warranties but rather only that it is prepared, in reliance upon the Warranties and such comfort, if any, as it has taken from its investigations, to proceed with the transaction.


5.       COMPLETION

5.1 Subject to the provisions of Clause 4, Completion shall take place on the Completion Date at the offices of the Purchaser's Solicitors when all (but not some only) of the events described in this Clause 5 shall occur.

A.       Metro-Link

5.2      At Completion, the Vendors shall in respect of Metro-Link:

         5.2.1    deliver to the Purchaser:

                  5.2.1.1 duly executed transfers and sold notes in respect of all of the Metro-Link Sale Shares in favour of the Purchaser or its nominees together with the relative share certificates together with a cheque for HK$50,625 in respect of the Vendors' 50% share of stamp duty drawn in favour of the Government of the Hong Kong Special Administrative Region and the Vendors undertake to pay forthwith half of any additional stamp duty which may be imposed by the government of Hong Kong in respect of such transfers of the Metro-Link Sale Shares;

                  5.2.1.2 such waivers or consents (if any) as the Purchaser may reasonably require to enable the Purchaser or its nominees to be registered as holders of any of the Metro-Link Sale Shares;

                  5.2.1.3 the Metro-Link Deed of Indemnity duly executed by the Vendors and Metro-Link;

                  5.2.1.4 a letter of resignation of the Auditors as the auditors of Metro-Link, in the approved terms, such resignation to contain a statement in accordance with
                           Section 140A of the Companies Ordinance that there are no circumstances connected with their resignation which they consider should be brought to the attention of the members or creditors of Metro-Link;

                  5.2.1.5 the title deeds, Metro-Link Leases and all other relevant deeds, documents and correspondence (if any) relating to the Metro-Link Properties;

                  5.2.1.6 all the statutory and other books and records (including financial records) duly written up to date of Metro-Link and its certificates of incorporation, current business registration certificate, common seal and any other papers and documents of Metro-Link;

                  5.2.1.7 written confirmation in the approved terms that none of the Vendors or Metro-Link Directors is aware of any matter or thing which is a breach of or inconsistent with any of the Warranties;

                  5.2.1.8 an unconditional letter of release from Metro-Link's bankers, in the approved terms, evidencing the release and discharge of all guarantees, debentures and charges granted by Metro-Link;

                  5.2.1.9 certified copies of any powers of attorney (if any) under which any of the documents referred to in this Clause 5.2 is executed or evidence satisfactory to the Purchaser of the authority of any person signing on behalf of any of the Vendors;

                  5.2.1.10 letters of resignation in the approved terms from each of the Metro-Link Directors and the secretary of Metro-Link, such resignations to take effect from close of the meeting of the Metro-Link Board referred to in Clause 5.2.3;

                  5.2.1.11 a duly executed release under seal, in the approved terms, releasing Metro-Link from any liability whatsoever (whether actual or contingent) which may be owing to the Vendors by Metro-Link at Completion;

                  5.2.1.12 irrevocable powers of attorney (in such form as the
                           Purchaser may reasonably require) executed under seal by each of the holders of the Metro-Link Sale Shares in favour of the Purchaser or such person(s) as may be nominated by the Purchaser to enable the Purchaser or its nominees (pending registration of the said transfers) to act generally in respect of the Metro-Link Sale Shares and to execute all voting and other rights attaching to the Metro-Link Sale Shares and to appoint proxies for that purpose;

                  5.2.1.13 evidence (if any) reasonably satisfactory to the
                           Purchaser that all guarantees given by Metro-Link in favour of third parties in respect of the performance of the obligations of the Vendors or any other person (if any) have been released;

                  5.2.1.14 evidence reasonably satisfactory to the Purchaser that all loans or other indebtedness due or owing to Metro-Link by any of the Vendors or Metro-Link Directors or other officers of Metro-Link have been repaid in full; and

                  5.2.1.15 the Employment Agreement, duly executed by Loh Wai
                           Yew

         5.2.2 pay all monies (if any) then owing by them to Metro-Link, whether due for payment or not;

         5.2.3 cause the Metro-Link Directors to hold a meeting of the Metro-Link Board at which the Metro-Link Directors shall pass resolutions in the approved terms (inter alia) to:-

                  5.2.3.1 approve the registration of the Purchaser or its nominees as members of Metro-Link subject only to the production of duly stamped and completed transfers in respect of the Metro-Link Sale Shares;

                  5.2.3.2 approve and authorise the execution by Metro-Link of the Metro-Link Deed of Indemnity;

                  5.2.3.3 appoint the Purchaser's Accountants as auditors of Metro-Link;

                  5.2.3.4 cause such persons as the Purchaser may nominate to be validly appointed as directors of Metro-Link and upon such appointment forthwith cause the Metro-Link Directors and the secretary of Metro-Link to resign from their respective offices and as employees, each delivering to the Purchaser a letter under seal in the form set out in Schedule 8 acknowledging that the person so retiring has no claim outstanding for compensation or otherwise; and

                  5.2.3.5 procure revocation of all authorities to the bankers of Metro-Link relating to bank accounts and procure the giving of authority to such persons as the Purchaser may nominate to operate the same.

5.3      At Completion, the Purchaser shall in respect of Metro-Link:

         5.3.1 deliver two cheques drawn by the Purchaser's solicitors payable to the Vendors respectively for the Metro-Link Initial Consideration in the respective proportions set out in Clause 3.2; and

         5.3.2 deliver to the Vendors a counterpart Metro-Link Deed of Indemnity duly executed by the Purchaser and a counterpart of the Employment Agreement duly signed by Asia Online Ltd.

B.       Hope Light

5.4      At Completion, the Vendors shall in respect of Hope Light:

         5.4.1    deliver to the Purchaser:

                  5.4.1.1 duly executed transfers and sold notes in respect of all of the Hope Light Sale Shares in favour of the Purchaser or its nominees together with the relative share certificates together with a cheque for HK$5,625 in respect of the Vendors' 50% share of stamp duty drawn in favour of the Government of the Hong Kong Special Administrative Region and the Vendors undertake to pay forthwith half of any additional stamp duty which may be imposed by the government of Hong Kong in respect of such transfers of the Hope Light Sale Shares;

                  5.4.1.2 such waivers or consents (if any) as the Purchaser may reasonably require to enable the Purchaser or its nominees to be registered as holders of any of the Hope Light Sale Shares;

                  5.4.1.3 the Hope Light Deed of Indemnity duly executed by the Vendors and Hope Light;

                  5.4.1.4 a letter of resignation of the Auditors as the auditors of Hope Light, in the approved terms, such resignation to contain a statement in accordance with
                           Section 140A of the Companies Ordinance that there are no circumstances connected with their resignation which they consider should be brought to the attention of the members or creditors of Hope Light;

                  5.4.1.5 the title deeds, Hope Light Leases and all other relevant deeds, documents and correspondence (if any) relating to the Hope Light Properties;

                  5.4.1.6 all the statutory and other books and records (including financial records) duly written up to date of Hope Light and its certificates of incorporation, current business registration certificate, common seal and any other papers and documents of Hope Light;

                  5.4.1.7 written confirmation in the approved terms that none of the Vendors or Hope Light Directors is aware of any matter or thing which is a breach of or inconsistent with any of the Warranties;

                  5.4.1.8 an unconditional letter of release from Hope Light's bankers, in the approved terms, evidencing the release and discharge of all guarantees, debentures and charges granted by Hope Light;

                  5.4.1.9 certified copies of any powers of attorney (if any) under which any of the documents referred to in this Clause 5.4 is executed or evidence satisfactory to the Purchaser of the authority of any person signing on behalf of any of the Vendors;

                  5.4.1.10 letters of resignation in the approved terms from each of the Hope Light Directors and the secretary of Hope Light, such resignations to take effect from close of the meeting of the Hope Light Board referred to in Clause 5.4.3;

                  5.4.1.11 a duly executed release under seal, in the approved terms, releasing Hope Light from any liability whatsoever (whether actual or contingent) which may be owing to the Vendors by Hope Light at Completion;

                  5.4.1.12 irrevocable powers of attorney (in such form as the
                           Purchaser may reasonably require) executed under seal by each of the holders of the Hope Light Sale Shares in favour of the Purchaser or such person(s) as may be nominated by the Purchaser to enable the Purchaser or its nominees (pending registration of the said transfers) to act generally in respect of the Hope Light Sale Shares and to execute all voting and other rights attaching to the Hope Light Sale Shares and to appoint proxies for that purpose;

                  5.4.1.13 evidence reasonably satisfactory to the Purchaser that all guarantees given by Hope Light in favour of third parties in respect of the performance of the obligations of the Vendors or any other person (if any) have been released; and

                  5.4.1.14 evidence reasonably satisfactory to the Purchaser that all loans or other indebtedness due or owing to Hope Light by any of the Vendors or Hope Light Directors or other officers of Hope Light have been repaid in full.

         5.4.2 pay all monies (if any) then owing by them to Hope Light, whether due for payment or not;

         5.4.3 cause the Hope Light Directors to hold a meeting of the Hope Light Board at which the Hope Light Directors shall pass resolutions in the approved terms (inter alia) to:-

                  5.4.3.1 approve the registration of the Purchaser or its nominees as members of Hope Light subject only to the production of duly stamped and completed transfers in respect of the Hope Light Sale Shares;

                  5.4.3.2 approve and authorise the execution by Hope Light of the Hope Light Deed of Indemnity;

                  5.4.3.3 appoint the Purchaser's Accountants as auditors of Hope Light;

                  5.4.3.4 cause such persons as the Purchaser may nominate to be validly appointed as directors of Hope Light and upon such appointment forthwith cause the Hope Light Directors and the secretary of Hope Light to resign from their respective offices and as employees, each delivering to the Purchaser a letter under seal in the form set out in Schedule 8 acknowledging that the person so retiring has no claim outstanding for compensation or otherwise; and

                  5.4.3.5 procure revocation of all authorities to the bankers of Hope Light relating to bank accounts and procure the giving of authority to such persons as the Purchaser may nominate to operate the same.

5.5      At Completion, the Purchaser shall in respect of Hope Light:

         5.5.1 deliver two cheques drawn by the Purchaser's solicitors payable to the Vendors respectively for the Hope Light Initial Consideration in the respective proportions set out in Clause 3.6; and

         5.5.2 deliver to the Vendors a counterpart Hope Light Deed of Indemnity duly executed by the Purchaser.

5.6 Without prejudice to any other remedies available to the Purchaser, if in any respect the provisions of Clause 5 are not complied with by any of the Vendors on the Completion Date the Purchaser may:

         5.6.1 defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5.6 shall apply to Completion as so deferred); or

         5.6.2 proceed to Completion so far as practicable (without prejudice to its rights under this Agreement).


6.       COMPLETION ACCOUNTS

6.1 Immediately after Completion the Purchaser (or its representatives), the Purchaser's Accountants (or their representatives) and the Auditors (or their representatives) shall, if the Purchaser elects, participate in a physical stocktake or the inventory of each Company to be conducted by each Company.

6.2 The Vendors shall use all reasonable endeavours to procure that draft accounts for each of the Companies in respect of the period from the Accounting Date to the Completion Date shall be prepared by each of the Companies as soon as reasonably practicable after such stocktake and such accounts:

         6.2.1 shall be prepared on the same accounting bases and in accordance with the same accounting and valuation principles and practices as the Metro-Link Accounts or the Hope Light Accounts, as the case may be, except that each of the Companies' accounting policy for revenue recognition shall be that revenue will be recognised by each of the Companies when the relevant equipment and software are delivered to the customer and the relevant services are rendered to the customer and not when the customer is invoiced for such equipment and services; and

         6.2.2 shall in all respects comply with current legislation and standard accounting principles and practice.

6.3 Each of the Companies shall complete the preparation of draft accounts within fifteen (15) Business Day of the Completion Date. Immediately following the completion of the preparation of the draft accounts, each of the Companies shall submit such draft accounts to the Purchaser's Accountants who shall, within forty-five (45) Business Days from the date of the submission to them of the draft accounts, conduct and complete an audit applying the same bases and principles referred to in Clause 6.2 and produce the Metro-Link Completion Accounts and the Hope Light Completion Accounts and a draft statement (the "NET ASSET STATEMENT") for each of the Companies as to the amount of the Metro-Link Net Assets (or as the case may be) the Hope Light Net Assets and confirming that in their opinion the Metro-Link Completion Accounts and the Hope Light Completion Accounts have been prepared in accordance with the provisions of this Clause 6.

6.4 The Purchaser's Accountants shall, within one (1) week of its production of the Net Asset Statement for each of the Companies, submit the draft Metro-Link Completion Accounts and the Hope Light Completion Accounts and draft Net Asset Statement for each of Metro-Link and Hope Light to the Vendors for their review to determine if there are any material adjustments required.

6.5 If the Purchaser and the Vendors are able to agree the form and content of the Metro-Link Completion Accounts and Hope Light Completion Accounts and the Net Asset Statement for each of Metro-Link and Hope Light within 30 days of the date on which the drafts were submitted to the Vendors (or within such other period as the Vendors and the Purchaser may agree in writing), the accounts as so agreed shall be the Metro-Link Completion Accounts and Hope Light Completion Accounts and the Purchaser's Accountants shall issue a Net Asset Statement for each of Metro-Link and Hope Light which shall be final and binding on the Parties but such statement shall be without prejudice to the Purchaser's right to claim under the Warranties, the Metro-Link Deed of Indemnity, the Hope Light Deed of Indemnity or otherwise in respect of any matter. In carrying out their functions under this Agreement, the Auditors and the Purchaser's Accountants shall be deemed to be acting as experts and not as arbitrators.

6.6 If the Purchaser and the Vendors shall not be able to agree the form and content of the Metro-Link Completion Accounts and Hope Light Completion Accounts and the Net Asset Statement for each of the Companies within 30 days of the date on which the draft accounts were first submitted to the Vendors (or within such other period as the Vendors and the Purchaser may agree in writing) the matter may be referred by the Vendors or the Purchaser to an independent firm of chartered accountants selected by agreement between the Vendors and the Purchaser or, failing agreement, nominated by the President for the time being of the Hong Kong Society of Accountants on the application of any of the Vendors or the Purchaser and:

         6.6.1 such independent firm of chartered accountants shall be requested to settle any matter in dispute, applying the same bases and principles as are referred to in Clause 6.2 and (unless both the Vendors and the Purchaser shall otherwise direct in writing) determine the form and content of the Metro-Link Completion Accounts and the Hope Light Completion Accounts and the Net Asset Statement for each of the Companies; and

         6.6.2 the decision of such firm of chartered accountants as to the matter in dispute and their determination (if any) as to the form and content of the Metro-Link Completion Accounts and the Hope Light Completion Accounts and the Net Asset Statement for each of the Companies shall, in the absence of manifest error, be final and binding on the Parties and such chartered accountants shall be deemed to act as experts and not as arbitrators.

6.7 The costs of the Auditors in respect of the preparation and determination of the Metro-Link Completion Accounts, the Hope Light Completion Accounts and the two Net Asset Statements shall be borne by the Vendors and the costs of the Purchaser's Accountants shall be borne by the Purchaser. The costs of the independent chartered accountant, if any, shall be borne by the Vendors and the Purchaser equally.


7.       ADJUSTMENT OF CONSIDERATION AND PAYMENT OF RETAINED CONSIDERATION

7.1 Within thirty (30) Business Days of the determination of the amount of the Metro-Link Net Assets and the Hope Light Net Assets in accordance with Clause 6.5 or (as the case may be) Clause 6.6:

         7.1.1 if the Metro-Link Net Assets is less than zero, the Purchaser shall pay to the Vendors' Solicitors (whose receipt shall be an absolute discharge thereof) the Metro-Link Retained Consideration, less the amount that the Metro-Link Net Assets is less than zero, and the Purchaser shall not be concerned to see to the distribution of the monies so paid;

         7.1.2 if the amount of the Metro-Link Net Assets exceeds zero, the Purchaser shall pay to the Vendors' Solicitors (whose receipt shall be an absolute discharge thereof) the Metro-Link Retained Consideration, plus an amount equal to such excess, the Purchaser shall not be concerned to see to the distribution of the monies so paid;

         7.1.3 if the Hope Light Net Assets is less than zero, the Purchaser shall pay to the Vendors' Solicitors (whose receipt shall be an absolute discharge thereof) the Hope Light Retained Consideration, less the amount that the Hope Light Net Assets is less than zero, and the Purchaser shall not be concerned to see to the distribution of the monies so paid; or

         7.1.4 if the amount of the Hope Light Net Assets exceeds zero, the Purchaser shall pay to the Vendors' Solicitors (whose receipt shall be an absolute discharge thereof) the Hope Light Retained Consideration, plus an amount equal to such excess, and the Purchaser shall not be concerned to see to the distribution of the monies so paid.


8.       POST-COMPLETION OBLIGATIONS

8.1 Each of the Vendors undertakes with the Purchaser (for itself and as trustee for the Company) that, except with the consent in writing of the Purchaser and subject to the provisions of Clause 8.3:

         8.1.1 for the period of twenty-four (24) months after Completion he will not within any country or place in which any of the Companies has carried on business during the year preceding Completion either on his own account or in conjunction with or on behalf of any person, firm or company carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, employee, partner, agent or otherwise in carrying on the business of systems integration or any other business carried on by any of the Companies (other than as a holder of not more than 5 per cent (5%) of the issued shares or debentures of any company listed on a recognised stock exchange);

         8.1.2 for the period of twenty-four (24) months after Completion he will not either on his own account or in conjunction with or on behalf of any other person, firm or company solicit or entice away or attempt to solicit or entice away from any of the Companies the customer of any person, firm, company or organisation who shall at any time within the year preceding Completion Date have been a customer, representative, agent, or correspondent of any of the Companies or enter into any contract for sale and purchase or accept business from any such person, firm, company or organisation;

         8.1.3 for the period of twenty-four (24) months after Completion he will not either on his own account or in conjunction with or on behalf of any other person, firm or company employ, solicit, entice away or attempt to employ, solicit or entice away from any of the Companies any person who at the date hereof is or at the date of or within the year preceding such employment, solicitation, enticement or attempt shall have been an officer, manager, consultant or employee of any of the Companies whether or not such person would commit a breach of contract by reason of leaving such employment;

         8.1.4 for the period of twenty-four (24) months after Completion he will not make use of or disclose or divulge to any person (other than to officers or employees of any of the Companies whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to any of the Companies, the identity of its customers and suppliers, its products, finance, contractual arrangements, business or methods of business and shall use his best endeavours to prevent the publication or disclosure of any such information;

         8.1.5 if, in connection with the business or affairs of any of the Companies, he shall have obtained trade secrets or other confidential information belonging to any third party under an agreement purporting to bind any of the Companies which contained restrictions on disclosure he will not at any time infringe or take any action which would or might result in an infringement of such restrictions;

         8.1.6 he will not at any time hereafter in relation to any trade, business or company use a name or trade mark including the words or symbol "Metro-Link" or "Hope Light" or its Chinese equivalent or any word or symbol confusingly similar thereto in such a way as to be capable of or likely to be confused with the name or any trade mark of any of the Companies and shall use his best endeavours to procure that no such name or trade mark shall be used by any person, firm or company with which he is connected.

8.2 Each Vendor shall procure that all companies and businesses directly or indirectly owned or controlled by him (other than as a holder of not more than 5 per cent (5%) of the issued shares or debentures of any company listed on a recognised stock exchange) shall be bound by and observe the provisions of Clause 8.1 to Clause 8.4 as if they were parties covenanting with the Purchaser in the same terms.

8.3 While the restrictions contained in Clause 8.1 to Clause 8.4 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

8.4 The Vendors shall indemnify the Companies and the Purchaser against any and all losses, expenses, costs or damage suffered or incurred by any of the Companies in relation to any warranty claims by the customers of any of the Companies which are not adequately covered by the original manufacturers' and licensors' warranties for the relevant equipment, software and computer systems sold by the Companies prior to Completion.

8.5 The Vendors shall indemnify the Companies and the Purchaser against any and all losses, expenses, costs or damage suffered or incurred by any of the Companies in respect of or arising from any unauthorised or infringing use prior to Completion of any computer programs or software by any of the Companies.

8.6 In relation to the contract for the provision of professional services to Hewlett-Packard (Hong Kong) Limited ("HP") entered into between Metro-Link and HP with an effective date in February 1999 (the "HP Services Agreement"), the Vendors shall indemnify Metro-Link and the Purchaser against (i) any and all losses, expenses, costs or damage suffered or incurred by Metro-Link as a result of the termination of the HP Services Agreement by reason of HP's consent to the sale and purchase of the Metro-

         Link Sale Shares by the Vendors to the Purchaser not being obtained;
         (ii) any third party claims against Metrolink in respect of or arising from any breach by Metrolink of its obligation under the HP Services Agreement and against any and all losses, expenses, costs or damage suffered or incurred by Metro-Link in respect of or arising from any such third party claims (in each case limited to claims arising from events occurring prior to Completion); and (iii) any claims by HP against Metrolink in respect of or arising from any breach by Metrolink of its obligation under the HP Services Agreement and against any and all losses, expenses, costs or damage suffered or incurred by Metro-Link in respect of or arising from any such claims (in each case limited to claims arising from events occurring prior to Completion).

8.7 In relation to the International Distributor Purchase/Resale Agreement entered into between Metro-Link and Premisys Systems LLC ("Premisys") with an effective date of 20 January 1998 (the "Premisys Agreement"), the Vendors shall indemnify Metro-Link and the Purchaser against any and all losses, expenses, costs or damage suffered or incurred by Metro-Link in respect of or arising from the export of any equipment purchased, resold or distributed pursuant to the Premisys Agreement (in each case limited to claims arising from events occurring prior to Completion).

8.8 In relation to the agreement entered into between Metro-Link and HP on 6 April 2000 (together with the undated but signed subcontract agreement entered into between HP and Metro-Link in respect of the same subject matter, a copy of which has been provided to the Purchaser with the Disclosure Letter referred to as the "HP Agreement") where HP is subcontracting with Metro-Link for Metro-Link to provide services to the government of Hong Kong ("the Government") relating, alter alia, to the supply of office automation services, the Vendors shall indemnify Metro-Link and the Purchaser against any and all losses, expenses, costs or damage suffered or incurred by Metro-Link in respect of or arising from any claim made by HP or the Government against Metrolink in respect of or arising from any breach of the HP Agreement by Metro-Link (in each case limited to claims arising from breaches occurring prior to Completion).

8.9 In relation to the reseller agreement (the "Reseller Agreement") entered into between Metro-Link and Sitara Networks, Inc. ("Sitara") with an effective date of 1 March 2000, the Vendors shall indemnify Metro-Link and the Purchaser against any and all losses, expenses, costs or damage suffered or incurred by Metro-Link as a result of the termination of the Reseller Agreement by reason of Sitara's consent to the sale and purchase of the Metro-Link Sale Shares by the Vendors to the Purchaser not being obtained.
 .

8.10 The Vendors shall indemnify Metro-Link, Hope Light and the Purchaser against any and all losses, expenses, costs or damage suffered or incurred by Metro-Link, Hope Light or the Purchaser in respect of or arising from the unauthorised use or occupation by Metro-Link or Hope Light prior to Completion of the warehouse premises located at Room 14, Block A, Tong Lik Building, 26 Kai Chung Street, Hong Kong.

8.11 The liabilities of the Vendors under Clauses 8.4 to 8.10 (inclusive of both Clauses) shall cease after a period of three (3) years commencing on the date of this Agreement, except in respect of matters which have been the subject of a written claim made under such clauses before such date by the Purchaser or the Purchaser's solicitors to the Vendors or the Vendors' solicitors.

9.       WARRANTIES

9.1 Each of the Vendors jointly and severally represents, warrants and undertakes to and with the Purchaser that each of the statements set out in Schedule 7 is true and accurate as of the date hereof.

9.2 The Warranties (other than Warranties 1, 2, 3, 4, 5.1 and 15 in respect of which no qualification is accepted) are given subject to matters fully, fairly and specifically disclosed in the Disclosure Letter but no other information relating to any of the Companies of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Completion. No letter, document or other communication shall be deemed to constitute a disclosure for the purposes of this Agreement unless the same is accepted as such by the Purchaser and is expressly referred to in the Disclosure Letter.

9.3 The Vendors acknowledge that the Purchaser has entered into this Agreement in reliance upon the Warranties and has been induced by them to enter into this Agreement.

9.4 Without restricting the rights of the Purchaser or otherwise affecting the ability of the Purchaser to claim damages on any other basis available to it, in the event that any of the Warranties is broken or (as the case may be) proves to be untrue or misleading, the Vendors shall, on demand, pay to the Purchaser or, at the Purchaser's direction, the Companies:

         9.4.1 the amount necessary to put the Companies into the position which would have existed if the Warranties had not been broken or (as the case may be) had been true and not misleading; and

         9.4.2 all costs and expenses incurred by the Purchaser and the Companies in connection with or as a result of such breach and any costs (including legal costs on a solicitor and own client basis), expenses or other liabilities which any of them may incur either before or after the commencement of any action in connection with (i) any legal proceedings in which the Purchaser claims that any of the Warranties has been broken or is untrue or misleading and in which judgment is given for the Purchaser or (ii) the enforcement of any settlement of, or judgment in respect of, such claim.

9.5 Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement, nor by anything in the Disclosure Letter which is not expressly referenced to the Warranty concerned.

9.6 Each of the Vendors hereby agrees with the Purchaser (for itself and as trustee for the Companies) to waive any rights which he may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by any of the Companies or its officers, employees or advisers in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

9.7 The Vendors shall give to the Purchaser and its solicitors and accountants both before and after Completion all such information and documentation relating to any of the Companies as the Purchaser shall reasonably require to enable it to satisfy itself as to the accuracy and due of observance of the Warranties.

9.8 The benefit of the Warranties may be assigned in whole or in part and without restriction by the person for the time being entitled thereto.

9.9 If any sum payable by the Vendors under this Clause 9 shall be subject to Tax (whether by way of deduction or withholding or direct assessment of the person entitled thereto) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax the recipient shall have received a net amount equal to the payment otherwise required hereby to be made.

9.10 Where any statement in the Warranties is qualified by the expression "to be best of the Vendors' knowledge and belief" or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

9.11     The liabilities of the Vendors under the Warranties:

         9.11.1 shall only apply in respect of breaches of any Warranty occurring prior to Completion;

         9.11.2 shall save in relation to the Warranties in respect of Tax (the "Tax Warranties") (to which paragraph 9.11.3 applies) cease after a period of three (3) years commencing on the date of this Agreement, except in respect of matters which have been the subject of a written claim made before such date by the Purchaser or the Purchaser's Solicitors to any of the Vendors or the Vendors' Solicitors;

         9.11.3 shall in relation to the Tax Warranties cease after a period of seven (7) years commencing on the date of this Agreement, except in respect of matters which have been the subject of a written claim made before such date by the Purchaser or the Purchaser's Solicitors to any of the Vendors or the Vendors' Solicitors; and

         PROVIDED ALWAYS that if in any case the relevant claim or claims has arisen by reason of:

         9.11.4 fraud or wilful concealment or dishonesty or deliberate non-disclosure on the part of any of the Vendors or on the part of any officer or representative of any of the Company or of the Vendors prior to the date of this Agreement; or

         9.11.5 any of the Companies not having good title to any asset (including any shares or stock of any company) of which it is now warranted to be the owner; or

         9.11.6 an alleged breach of any Tax Warranty arising by reason of fraud or fraudulent concealment or dishonesty or deliberate non declaration or non disclosure on the part of any of the Vendors of any of the Companies;

         then in any such case none of the limitations as to time set forth in this Clause 9.11 shall apply.


10.      RESTRICTION ON ANNOUNCEMENTS

         Each of the Parties undertakes that it will not (save as required by law or by any securities exchange or any supervisory or regulatory body to whose rules any of the Parties is subject) make any announcement in connection with this Agreement unless the other Parties shall have given their respective consents to such announcement (which consents may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions).


11.      CONFIDENTIALITY OF INFORMATION RECEIVED BY THE VENDORS

11.1 The Vendors undertake with the Purchaser that they shall treat as strictly confidential all information received or obtained by them or their employees, authorised agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of the Purchaser or any member of the Purchaser's group of companies and subject to the provisions of Clause 11.2 that they will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use their best endeavours to prevent the publication or disclosure of any such information.

11.2 The restrictions contained in Clause 11.1 shall not apply so as to prevent the Vendors from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the relevant Vendor is subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of this Clause 11 shall apply to and the Vendors shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Clause 11 by any Vendors.


12.      COSTS

12.1 Each party to this Agreement shall pay its own costs of and incidental to this Agreement.

12.2 The Vendors confirm that no expense of whatever nature relating to the sale of the Sale Shares has been or is to be borne by any of the Companies.


13.      GENERAL

13.1 This Agreement shall be binding upon and enure for the benefit of the estates, personal representatives or successors of the Parties.

13.2 This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter hereof; it is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorised representatives of the Parties.

13.3 All of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).

13.4 If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

13.5 If any liability of one or more but not all of the Vendors shall be or become illegal, invalid or unenforceable in any respect, such circumstance shall not affect or impair the liabilities of the other Vendors under this Agreement.

13.6 Any right of rescission conferred upon the Purchaser hereby shall be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which the Purchaser may be entitled in respect of the breach of this Agreement) and no exercise or failure to exercise such a right of rescission shall constitute a waiver by the Purchaser of any such other right or remedy.

13.7 The Purchaser may release or compromise the liability of any of the Vendors hereunder or grant to any Vendor time or other indulgence without affecting the liability of any other Vendor hereunder.

13.8 No failure of either party hereto to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

13.9 Upon and after Completion the Vendors shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give effect to the terms of this Agreement and to place control of the Company in the hands of the Purchaser and pending the doing of such acts, deeds, documents and things the Vendors shall as from Completion hold the legal estate in the Sale Shares in trust for the Purchaser.

13.10 This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.


14.      NOTICES

         Any notice required to be given by any party hereto to any other shall be deemed validly served by hand delivery or by prepaid registered letter sent through the post (airmail if to an overseas address) or by facsimile transmission to its address given herein or such other address as may from time to time be notified for this purpose and any notice served by hand shall be deemed to have been served on delivery, any notice served by facsimile transmission shall be deemed to have been served when sent and any notice served by prepaid registered letter shall be deemed to have been served 72 hours in the case of a letter sent by airmail to an address in another country after the time at which it was posted and in proving service it shall be sufficient (in the case of service by hand and prepaid registered letter) to prove that the notice was properly addressed and delivered or posted, as the case may be, and in the case of service by facsimile transmission to prove that the transmission was confirmed as sent by the originating machine.


15.      GOVERNING LAW AND SUBMISSION TO JURISDICTION

15.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts for the purpose of enforcing any claim arising hereunder.

15.2 The Purchaser hereby irrevocably appoints Asia Online Ltd. of 16/F, One International Finance Centre, Central, Hong Kong to receive service of any proceedings in the Hong Kong Courts in connection with this Agreement.

                                   SCHEDULE 1

                                   THE VENDORS


         (1)                                                (2)                              (3)
NAME AND ADDRESS OF THE VENDORS                   NUMBER OF METRO-LINK SALE       NUMBER OF HOPE LIGHT SALE
                                                  SHARES                          SHARES
MR. LOH WAI YEW                                   Two Million One Hundred and     One (1)
(Hong Kong Identity Card No. K163145(4))          Ninety Nine Thousand Nine
Flat 2B, 15th Floor                               Hundred and Ninety Eight
Clovelly Court                                    (2,199,998)
12 May Road
Hong Kong

MS. NGAN SUK FUN, MARIANA                         Six Million Seven Hundred       One (1)
(Hong Kong Identity Card No. G017303(6))          Thousand and Two (6,700,002)
Flat 2B, 15th Floor
Clovelly Court
12 May Road
Hong Kong

IN WITNESS WHEREOF the parties hereto have signed this document on the date appearing at the head hereof.


SIGNED BY KEVIN H. RANDOLPH           )
for and on behalf of                  )   /s/ KEVIN H. RANDOLPH
                                          -------------------------
ASIA ONLINE INTERNATIONAL INC.        )        Kevin H. Randolph
in the presence of:                   )

/s/ [ILLEGIBLE]
-----------------------
Witness




SIGNED, SEALED AND DELIVERED          )
by LOH WAI YEW                        )   /s/ LOH WAI YEW
                                          -------------------------
in the presence of:                   )       Loh Wai Yew


/s/ JENNIFER VAN DALE
---------------------
Witness     [STAMP]



SIGNED, SEALED AND DELIVERED          )
by NGAN SUK FUN, MARIANA              )   /s/ NGAN SUK FUN
                                          -------------------------
in the presence of:                   )       Ngan Suk Fun, Mariana


/s/ JENNIFER VAN DALE
---------------------
Witness     [STAMP]



                                       67